                                                                     EXHIBIT 10c


                              EMPIRE NATIONAL BANK
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         WHEREAS, Empire National Bank ("ENB"), a national banking association, maintains the Empire National Bank Supplemental Executive Retirement Plan (the "Plan"), a non-qualified, deferred compensation plan; and
         WHEREAS, ENB desires to amend the Plan to (i) provide additional payment alternatives to Plan Participants, (ii) coordinate the benefits provided under the Plan with any provision for benefit plan continuation under any Management Continuity Agreements between Empire Banc Corporation (the "Company") and certain Plan Participants, (iii) to specify additional assumptions to be used to calculate benefits in the event of a change in control of the Company, and (iv) to amend the benefit formula of the Plan to reflect the retirement benefits approved by the Company's Board of Directors upon the original adoption of the Plan, but which was heretofore inadvertently stated inaccurately in the Plan document;

         NOW, THEREFORE, effective     , 1999, the Plan is amended as follows:

         1. MEANING OF TERMS. For purposes of this Plan, and unless otherwise noted to the contrary, the terms defined by the Empire National Bank Employees Pension Plan (the "Pension Plan"), as now in effect, or as may be amended, shall be applicable to this Plan.

         2. ELIGIBILITY TO PARTICIPATE IN PLAN. The ENB Board of Directors shall determine annually who shall participate in the Plan. The Board of Directors shall not designate a senior management employee of ENB as eligible to participate in the Plan, unless such employee is a member of a select group of management or a highly compensated employee as such terms are defined by Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended


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         12. OFFICER'S COSTS OF ENFORCEMENT. The Company shall pay all expenses of the ("ERISA") and the regulations promulgated thereunder. In addition, participation in the Plan is contingent upon the eligible employee providing any information requested by ENB and is further contingent upon the execution of any amendments to the Executive Supplemental Insurance ("ESI") agreements deemed necessary by ENB to coordinate the benefits of the ESI agreements with this Plan.

         3. FUNDING. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between ENB and Participants or any other person. To the extent that a Participant or any other person acquires a right to receive payments under the terms of this Plan, such rights shall be no greater than the rights of an unsecured general creditor of ENB. All payments made under the terms of this Plan shall be made from the general assets of ENB, and no other segregation of assets shall be made for the payment of any benefits under the terms of this Plan to any Participant or beneficiary. Notwithstanding the above provisions, ENB may, at its sole discretion, establish a grantor trust to provide additional security to Participants that amounts under this Plan will be properly paid, provided that the status of Participants with respect to assets of the grantor trust remains that of general unsecured creditors. In addition, ENB may, at its sole and exclusive option, elect to provide for benefit payments under this Plan by purchasing an insurance policy covering the life of any participant of this Plan and the ESI, wherein ENB is the sole beneficiary.

         4. DETERMINATION OF RETIREMENT BENEFITS. For purposes of determining benefits payable to Participants under this Plan, a target retirement benefit will be established for each Participant (the "Target Benefit"). The Target Benefit shall be stated as a percentage of a Participant's Final Average Compensation and shall be determined in accordance with the following schedule:

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

    PARTICIPANT'S RETIREMENT AGE               TARGET BENEFIT PERCENTAGE
             62 or older                                   50%
             61                                            47.5%
             60                                            45%
             59                                            44%
             58                                            43%
             57                                            42%
             56                                            41%
             55                                            40%

         After determining a Participant's Target Benefit, the Participant's benefit under this Plan, before reduction for coordination with other benefits provided by ENB (the "Unreduced Plan Benefit") shall be determined. The Unreduced Plan Benefit shall be equal to:

             TB x FAC x Years of Vesting Service (not to exceed 25)
                        -------------------------------------------
                                       25

                                      Plus

           1% x FAC x Years of Vesting Service (in excess of 25, but not exceeding 10) Where TB = Target Benefit and FAC = Final Average Compensation, as such terms are defined in this Plan.

         For purposes of this Plan, the term "Final Average Compensation" shall mean the Participant's average base salary determined by dividing the sum of the Participant's highest five years of base salary out of the Participant's final 10 years of employment with ENB by 5, plus the Participant's average incentive bonus award determined by dividing the sum of the Participant's highest five incentive bonus awards out of the last 10 years of employment with ENB by 5. In the event a Participant is employed by ENB for less than five years, a Participant's average base salary and average incentive bonus award shall be determined by dividing all years of such Participant's

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base salary and annual bonus award by the total years of service, with such years of service being rounded to the nearest 1/12.

After determining a Participant's Unreduced Plan Benefit, the Plan Benefit payable to the Participant shall be determined as follows:

                             Unreduced Plan Benefit

                        less  Primary Social Security Amount

                        less  ENB Pension Plan Benefit

                        less  ENB Profit Sharing Plan Equivalent
                        ----------------------------------------
                        =     Plan Benefit payable to Participant

         For purposes of this Plan, the term "Primary Social Security Amount" shall mean the estimated old age retirement benefit available to the Participant at age 65 based on the law in effect at the Participant's retirement, assuming that the Participant will have no future earnings and also assuming no post-retirement cost of living adjustments. Earnings necessary for the calculation of the Primary Social Security Amount which occur prior to the Participant's employment with ENB shall be estimated based on the national average wage index in effect for the years to be estimated. The Primary Social Security Amount shall not be adjusted for any reason after its initial determination by ENB.

         The term "ENB Pension Plan Benefit" shall mean the unreduced accrued normal retirement benefit, as determined pursuant to the ENB Pension Plan and any supplemental early retirement benefit as determined pursuant to Section 3.04 of the Pension Plan.

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         The term "ENB Profit Sharing Plan Equivalent" shall mean the immediate life annuity Actuarial Equivalent to the fair market value of the Participant's account balance, determined as of the Participant's actual retirement date, in the Empire National Bank Savings Investment and Retirement Plan (the "401(k) Plan"), which is attributable to profit sharing contributions by ENB prior to 1981.
         A Participant's Primary Social Security Amount shall not be used to reduce the amount payable under this Plan until the month that includes the Participant's Normal Retirement Date. The ENB Pension Plan Benefit shall not be used to reduce benefits payable under this Plan until the month that includes the Participant's Normal Retirement Date, except that the portion of the Participant's ENB Pension Plan Benefit representing the supplemental early retirement benefits payable pursuant to Section 3.04 of the Pension Plan shall reduce the benefits payable under this Plan for all months that such supplemental benefit is actually paid to the Participant.

         Except in the case of the Participant's death or in the case of the Participant's termination of employment following a Change in Control of the Company, a Participant who terminates employment prior to age 55 shall forfeit all benefits described in this Section 4.

         5. EARLY RETIREMENT BENEFITS. Except for benefits described in Section 10, benefits under this Plan shall not normally be payable prior to age 60. As determined in Section 7 of this Plan, if benefits become payable pursuant to this Plan prior to age 60, the benefit determined pursuant to Section 4 of this Plan, shall be reduced by 5/12 of one percent for each full month that the benefit commencement date precedes the first day of the month coincident with, or immediately following, the Participant's 60th birthday.

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         By way of example, the following schedule indicates the percentage of the benefit determined pursuant to Section 4 of the Plan, which is payable to a Participant who on his birthday becomes entitled to early retirement benefits in accordance with Section 7 of the Plan:


PARTICIPANT'S AGE AT          WHOLE MONTHS                  BENEFIT
     RETIREMENT             PRECEDING AGE 60          REDUCTION PERCENTAGE
         59                        12                          5%
         58                        24                         10%
         57                        36                         15%
         56                        48                         20%
         55                        60                         25%


         6. SURVIVOR BENEFITS. In the event that a Participant in the Plan dies prior to the Participant's actual retirement, the Surviving Spouse of the Participant shall be entitled to receive a benefit under this Plan calculated as follows:
                           2% x FAC x Years of Vesting Service (up to 25 years)

                  less     Surviving Spouse's Social Security Benefit

                  less   ENB Pension Plan Survivor's Benefit
                  ------------------------------------------
                  =        Survivor Benefit

Where FAC = Final Average Compensation as above defined.

         The Survivor Benefit under this Plan shall not be paid to a Surviving Spouse until the cessation of ESI Benefit Payments.

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         The term "ESI Benefit Payments" shall mean the amounts payable under
Section 9 of this Plan.


         The term "Surviving Spouse's Social Security Benefit" shall mean the estimated amount that the Surviving Spouse shall be entitled to at age 62, based upon the law in effect at the time of the Participant's death and based upon the deceased Participant's estimated wage history, as determined for purposes of calculating the Participant's Primary Social Security Benefit.

         The term "ENB Pension Plan Survivor's Benefit" shall mean the Surviving Spouse's benefits payable pursuant to the pre-retirement survivor annuity provisions of the Pension Plan as of the Participant's Normal Retirement Date, regardless of whether the Surviving Spouse receives reduced payments prior to such date.

         The Surviving Spouse's Social Security Benefit shall not reduce the Survivor Benefit payable to a Surviving Spouse until the month that contains the Surviving Spouse's 62nd birthday. Likewise, the ENB Pension Plan Survivor's Benefit shall not reduce the Survivor Benefit payable to a Surviving Spouse until the month that contains the Participant's Normal Retirement Date.

         The Survivor Benefits under this Plan shall not affect in any way the determination of other survivor benefits payable to the Surviving Spouse by ENB. The amount by which such other survivor benefits exceed the Survivor Benefit payable pursuant to this Plan shall not reduce or otherwise affect future determinations of the amount of the Survivor's Benefit under this Plan.

         7. BENEFITS UPON TERMINATION OF EMPLOYMENT PRIOR TO AGE 60. A Participant who terminates employment prior to age 60 shall not generally be entitled to commence receiving benefits if he terminates employment prior to the attainment of age 60. However, in the event of a Participant's termination of employment for personal hardship or such other reason, as determined


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by ENB's Board of Directors, prior to age 60, but after the attainment of age
55, the Participant may be entitled to benefits under this Plan commencing on the first day of the month coincident with, or following, such termination. Personal hardship, by way of example and not limitation, includes a finding by ENB's Board of Directors that the Participant is unable to devote full time and attention to ENB due to serious illness of the Participant's spouse.

         8. CHANGE IN CONTROL BENEFIT. In the event there is a Change in Control of the Company and the Participant becomes entitled to benefit and compensation payments pursuant to Section 9 of the Management Continuity Agreement between the Company and the Participant (the "Management Continuity Agreement"), then the Participant shall be entitled to the following additional benefits under this Plan:

         (A) The Participant shall be credited with additional Years of Vesting Service for purposes of determining Participant's benefit under this Plan. The number of Years of Vesting Service to be credited shall equal the number of years (rounded to the nearest twelfth) for which benefits and compensation are payable pursuant to Section 9 of the Management Continuity Agreement (the "Salary Continuation Period").

         (B) A Participant's Final Average Compensation shall not be determined as set forth in Section 4 of this Plan, but instead shall mean Participant's average base salary determined by dividing the sum of the Participant's highest 60 months of base salary out of the Participant's final 120 months of salary payments by ENB or its successor to the Participant (which shall include the undiscounted amount of salary payable for the Salary Continuation Period, regardless of when such salary payments are actually made) by 5, plus the Participant's average incentive bonus award. The Participant's average incentive bonus award shall be the fraction (i) the numerator of which is the


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sum of the highest bonuses awarded to the Participant during the last 10 years of employment with ENB or its successor for the number of years equal to 5 minus the Salary Continuation Period (the "Incentive Bonus Period"); (ii) the denominator of which is 5. In the event the Incentive Bonus Period is not a whole number, the numerator used to determine the Participant's average incentive bonus shall include the pro rata portion of the next bonus that would be included in the average incentive bonus award if the Incentive Bonus Period were rounded to the next highest whole number.

         (C) In addition to the other forms of benefits payable to the Participant under this Plan, the Participant shall be entitled to elect to receive a lump sum distribution. The Participant shall make such election in accordance with Section 11 of this Plan.

         (D) In the event the Participant has not yet attained age 60 as of the date of the Participant's termination of employment, benefits under this Plan (including the additional benefits resulting from Sections 8(a) and 8(b) of this Plan, but excluding benefits described in Section 8(e) and Section 10 of this
Plan), shall be determined pursuant to Section 4 of the Plan as if the Participant was age 60 and assuming that benefit payments commence in the month containing the Participant's 60th birthday. If the Participant elects to receive payment of Plan benefits in the form of a lump sum following a Change in Control of the Company and the lump sum is payable prior to the Participant's attainment of age 60, the amount of the lump sum shall be the Actuarial Equivalent of the Participant's Plan benefit calculated as if the Participant had attained age 60 and there shall be no discount in the lump sum payable to the Participant to reflect that the Participant has not attained age 60. The Primary Social Security Amount, the ENB Pension Plan Benefit and the ENB Profit Sharing Plan Equivalent offsets to the Unreduced Plan Benefit under Section 4 of this Agreement

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shall all be determined in the manner described in Section 4 of this Plan in such amount in effect as of the Participant's termination of employment.

         (E) The Participant shall be credited with an additional benefit under
Section 10 of this Plan equal to (i) the matching contributions that would have been made on behalf of the Participant pursuant to the 401(k) Plan, (ii) the employer contributions that would have been made on behalf of the Participant pursuant to the Empire National Bank Employee Stock Ownership Plan (the "ESOP"), and (iii) the additional benefits the Participant would have accrued pursuant to
Section 10 of this Agreement during the Salary Continuation Period following the Participant's termination of employment. The Participant's compensation used to determination such benefits shall include the Salary Continuation Amount. Matching contributions under subsection (i) shall be determined by assuming that the Participant elected to defer the percentage of the Salary Continuation Amount equal to the percentage of the Participant's compensation that the Participant had elected to defer immediately prior to the Change in Control.

         9. ESI BENEFITS. Any benefit payable pursuant to the ESI Plan to a Participant in this Plan shall be governed by the terms and conditions of the ESI Plan as amended and attached as Exhibit A to this Plan and shall reduce the benefits payable under this Plan in the manner described in Section 6.

         10. OTHER BENEFITS. In addition to the benefits described above, a Participant shall be credited with a contribution to a separate account if the Participant's annual additions to the 401(k) Plan or the ESOP are reduced due to the limitations on annual additions set forth in Section 415 of the Internal Revenue Code. In the event such a Participant's annual additions to such plans are limited, the amount by which the Participant's annual additions are limited shall be credited to an


                                       10

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individual account in this Plan. Such account shall be credited and debited with earnings and losses as if it had been invested in the same manner as 401(k) Plan assets that are being invested at the direction of ENB. Effective January 1, 1998, such account shall be credited or debited with earnings and losses as if it had been invested in the Federated Managed Series Growth Fund, or such other fund designated by the 401(k) Plan trustees with comparable risk and return characteristics to the Federated Managed Series Growth Fund.

         In addition, in the event a Participant's elective deferrals that are otherwise allowed under the 401(k) Plan are limited pursuant to the average deferral percentage test of Section 401(k)(3) of the Code, the dollar limitation of Section 402(g) of the Code, or the compensation limitation of Section 401(a)(17) of the Code, and if elected by the Participant prior to the commencement of the applicable 401(k) Plan Year, the amount by which such elective deferrals are limited shall be credited to a separate account in this Plan. Such account shall be credited and debited with earnings and losses as if it had been invested in the same manner that 401(k) Plan assets that are being invested at the direction of ENB. Effective January 1, 1998, such account shall be credited or debited with earnings and losses as if it had been invested in the Federated Managed Series Growth Fund, or such other fund designated by the 401(k) Plan trustees with comparable risk and return characteristics to the Federated Managed Series Growth Fund.

         To the extent that ENB's contributions to the 401(k) Plan or the ESOP are limited by the Code Section 401(a)(17) limitation on compensation that can be considered to calculate ENB's contributions, the amount by which such contributions are limited shall be credited to a separate account in this Plan. To the extent that ENB's contributions to the 401(k) Plan are limited by application of the tests described in Code Sections 401(k)(3) or 401(m), the amount by which such

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contributions are limited shall be credited to a separate account in this Plan.
Such accounts shall be credited and debited with earnings and losses as if it had been invested in the same manner as 401(k) Plan assets that are being invested at the direction of ENB. Effective January 1, 1998, such account shall be credited or debited with earnings and losses as if it had been invested in the Federated Managed Series Growth Fund, or such other fund designated by the 401(k) Plan trustees with comparable risk and return characteristics to the Federated Managed Series Growth Fund.

         Unless the Participant terminates employment after attaining Early or Normal Retirement age, as defined in the Pension Plan, the amounts represented by the separate accounts that are established pursuant to this Section shall be distributed to the Participant in a single lump sum payment within 90 days following the Participants termination of employment. If a Participant elects to retire from employment with ENB after attaining Early or Normal Retirement Age, the Participant may elect to receive a distribution of the participants separate accounts in any form allowed under the 401(k) Plan, provided that the Participant elects such form of benefit by the earlier of (i) the last day of the calendar year preceding the last day of employment with ENB; or (ii) 3 months preceding the Participants last day of employment with ENB.

         With respect to the accounts established pursuant to this Section, the Participant shall designate a beneficiary by filing a written designation with ENB. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by ENB during the Participant's lifetime. The Participant's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid beneficiary designation, all payments

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shall be made to the Participant's surviving spouse, if any, and if none, to the
Participant's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Participant's estate.

         If a benefit under this Section is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, ENB may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. ENB may require such proof of incompetency, minority status or guardianship as it may deem appropriate prior to the distribution of the benefit. Such distribution shall completely discharge ENB from all liability with respect to such benefit.

         Amounts that are credited to an account pursuant to this Section shall not be taken into consideration in determining a Participant's compensation used to calculate benefits or ENB contributions under the 401(k) Plan, the ESOP or the Pension Plan.

         11. TIMING AND FORM OF BENEFIT PAYMENTS. Other than the benefits payable pursuant to Section 10, the benefits payable to a Participant shall be paid in the same form that benefits of the Pension Plan are payable to the Participant. In the event that a benefit payable to a Participant is not payable in the form of a life annuity, the benefit payable to the Participant shall be the Actuarial Equivalent to a life annuity, which in the case of any lump sum payment shall be the Actuarial Equivalent for purposes of determining lump sum payments of Pension Plan benefits with a present value less than $5,000.

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         In the event of a Change in Control of the Company, the Participant may
make a separate election to receive a lump sum payment of Plan benefits, including the benefits payable pursuant to Section 10. Such election shall supersede any other election under this Plan. The lump sum payment shall be made within 30 days following termination of Employment. A Participant must make an election under this Section 11 by the earlier of (i) the last day of the calendar year preceding the date of the Change in Control, or (ii) 60 days prior to the date of the Change in Control. Solely for this purpose, a Change in Control will only be considered to have occurred if one of the events described in subsections (i) through (iii) of the definition of "Change in Control" in
Section 13 of this Plan has occurred.

         12. TERMINATION BY THE COMPANY WITH CAUSE. ENB, by resolution of its Board of Directors, may deny benefits to a Participant by providing the Participant with notice, which may be provided as late as the effective date of such denial of benefits, if the Participant is indicted for commission of a felony or commits fraud, gross malfeasance or improper conduct resulting in substantial injury to the interests of the Company. In such event, ENB will have no further obligation to the Participant under this Plan from the date of such notice.

         13.      DEFINITION OF CHANGE IN CONTROL.

         A Change in Control of the Company shall be deemed to have occurred if any one of the following events takes place:

           (i) at least 20% of the Company's outstanding stock is acquired by an Acquiring Person;

           (ii) Continuing Directors cease to comprise a majority of the Company's Board of Directors;

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           (iii)  all or substantially all of the Company's assets are sold;

           (iv) the Board of Directors of the Company approves an agreement to merge or consolidate the Company in a transaction pursuant to which neither the Company nor any of its wholly owned subsidiaries will be the surviving corporation; or

           (v) the Company is involved in negotiating a merger or reorganization such that the Company will not be the surviving entity and the Board of Directors adopts a resolution to the effect that a Change in Control has occurred.

         The term "Acquiring Person" means any individual, corporation, partnership or other entity, and any entity related to or acting for the benefit of or in concert with such entity, which is the beneficial owner of 20% or more of the shares of the common stock of the Company then outstanding; provided, however, that "Acquiring Person" does not include the Company, any subsidiary or any employee benefit plan of the Company or of any subsidiary of the Company.

         The term "Continuing Director" means (i) any member of the Board of Directors of the Company who is not an Acquiring Person or a representative of an Acquiring Person and who was a member of the Board of Directors of the Company prior to the date of this Agreement, and (ii) any person who subsequently becomes a member of the Board of Directors of the Company and who is not an Acquiring Person or a representative of an Acquiring Person, if (A) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors, or (B) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

                                       15

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         If a Change in Control, as defined solely by subparagraphs (iv) and (v)
above, occurs, and within 9 months following such Change in Control, a Change in Control, as defined by subparagraphs (i) through (iii), has not occurred, or the agreement contemplated in subparagraph (iv) has not been consummated, a Change in Control shall no longer be deemed to have occurred, and the provisions of this Agreement that become operative upon a Change in Control shall not become operative until the subsequent occurrence of a Change in Control, as defined in subparagraphs (i) through (v).

         14. OFFICER'S COSTS OF ENFORCEMENT. The Company shall pay all expenses of the Officer, including but not limited to attorneys' fees, incurred in enforcing payments by the Company pursuant to this Plan.

         15. AMENDMENTS TO PLAN. ENB, acting through its Board of Directors, reserves the right at any time to terminate, modify or amend any of the provisions of this Plan without the consent of any Participant or beneficiary. No such amendment shall adversely affect the rights of retired Participants or their beneficiaries with respect to benefits in pay status prior to such amendment. In addition, any amendment, modification, suspension or termination of any provision of the Plan may only be made effective prospectively, and shall not reduce the benefits accrued under this Plan to the date of such amendment, modification, suspension or termination.

         16. NO RIGHT TO EMPLOYMENT. Nothing contained in this Plan shall give any employee the right to be retained in the employment of ENB or affect the right of ENB to dismiss any employee. The adoption of the Plan shall not constitute a contract of employment between ENB and any of its employees.

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



         17. ADMINISTRATION. The Plan shall be administered by a committee (the Committee) appointed by the Board of Directors. The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties.

             No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and ENB shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of ENB to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.

         18. FEDERAL INCOME TAX WITHHOLDING. ENB may withhold from any benefits payable under this Plan any and all taxes required pursuant to any law or governmental regulation or ruling.

         19. APPLICABLE LAW. This Plan shall be construed and enforced according to the laws of the state of Michigan to the extent not preempted by federal law.

         20. BINDING NATURE OF PLAN. This Plan shall be binding upon the successors and assigns of ENB and the heirs and successors of the Participants.

         IN WITNESS WHEREOF, the foregoing Plan has been executed by Empire National Bank, by a duly authorized officer this 1st day of December, 1999.



                                              EMPIRE NATIONAL BANK


                                              BY: /s/ William T. Fitzgerald, Jr.
                                                 -------------------------------


                                              ITS:  Division Vice President
                                                    ----------------------------
                                       17